Exhibit 10.11

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this

“Agreement”) is made and entered into as of the Effective Date, by and between, Stacy Stephens, an individual (the “Employee”), and Knightscope, Inc. (the “Company”).  The agreement shall not be effective until the Effective Date as defined in the applicable portion of Section 10 below.

WHEREAS, the Employee’s employment with the Company will be terminated as of January 31, 2025 (the “Separation Date”);

WHEREAS, the Company hereby offers severance to the Employee on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1. Employment and Separation.

(a)	Employee acknowledges that Employee’s employment will terminate on the mutually agreed upon Separation Date.
(b)	Employee further acknowledges and agrees that on or before the Separation Date, the Company paid Employee all wages due through the Separation Date, including any accrued, unused vacation pay or paid time off.
(c)	Employee understands that Employee is giving up any right or claim to future employment with the Company or any of its Affiliates, including without limitation, any future compensation or benefits, except as set forth in this Agreement.
(d)	Employee will submit within thirty (30) days of the Separation Date a request for reimbursement of any and all reasonable business expenses, if any, not reimbursed on or before the Separation Date that Employee incurred. Any request timely submitted by Employee will be reviewed and expenses reimbursed in accordance with the Company’s normal reimbursement policy, process and requirements.
(e)	Employee represents and warrants that within fifteen (15) days of the Separation Date, Employee will return to the Company all property of the Company, including without limitation, all lab notebooks, keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones and other mobile communications devices, and that if Employee later discovers any Company property in Employee’s possession, Employee will immediately return it.
2.	Transition Plan. On or before January 10, 2025, Employee will prepare a transition plan, in a form acceptable to the Company, that describes in reasonable detail (i) Employee’s duties, responsibilities, and tasks and (ii) proposed steps to transition such duties, responsibilities, and tasks to existing employees of the Company (the “Transition Plan”).

Following the Company’s approval of the Transition Plan, and prior to the Separation Date, Employee will assist the Company with the implementation and execution of the Transition Plan, which shall include, but is not limited to, training and engaging with existing employees, providing necessary documentation and access, and ensuring a smooth handover of responsibilities.

3.	Employee Equity Conversion. No later than thirty (30) days following written request of the Employee, the Company shall use its reasonable best efforts to assist and facilitate the conversion of Employee’s shares of Class B Common Stock to shares of Class A Common Stock in accordance with the governing documents of Company and in compliance with all securities law.

4.	All Obligations Paid in Full. Employee understands that except as set forth in this Section 4 or Section 5, Employee shall not be entitled to any further wages (including bonuses or other incentive compensation) or benefits from the Company or its Affiliates after the Separation Date, provided, however, that Employee’s Company-provided healthcare insurance benefits, if any, shall remain in effect through the last day of the month in which the Separation Date occurs.  Employee acknowledges and agrees that Employee has received all wages and benefits earned through the Separation Date.

5.	Separation Benefits. Provided that Employee delivers a signed copy of this Agreement on or before the twenty first (21st) day from the date of presentation of the Agreement following the Separation Date, and Employee does not revoke this Agreement in accordance with Section 10(f), the Company will off the following severance benefits (the “Severance Benefits”):

(a)	pay to Employee $125,000.00, less tax and other required withholdings, which represents six (6) months’ salary (the “Severance Payments”). The Severance Payments will be paid beginning on the first regular payroll date following the Effective Date, and will be paid in a series of installments with each installment equal to Employee’s regular salary payment per pay period as of the Separation Date, until the balance of the Severance Payments is less than the regular salary payment, with the balance paid on the first regular payroll date following the other installments; and
(b)	provided Employee timely elects and remains eligible to continue Employee’s healthcare insurance benefits under COBRA or California COBRA, the Company will pay your COBRA premiums necessary to continue group health insurance benefits for Employee and Employee’s eligible dependents until the earlier of (i) six (6) month anniversary of the Separation Date, (ii) the date upon which Employee and/or Employee’s eligible dependents becomes covered under similar plans, or (iii) the date upon which Employee ceases to be eligible for coverage under COBRA.
6.Subsequent Consulting. From time to time, if requested by the Company following the Separation Date and the Employee agrees, the Company and the Employee may enter into the Company’s standard consulting agreement, under which the Employee shall provide such requested continued services and shall be entitled to compensation at commercially reasonable consulting rates for such services, as determined and agreed to by the Company and the Employee.
7.General Release by Employee. Subject to Section 8 below, Employee hereby releases and discharges forever the Company, and each of its parents, subsidiaries and affiliates, and each of their present and former shareholders, members, partners, directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, agents, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Employee Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”) of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort; claims for breach of implied or express contract, intentional interference with a business relationship, negligent or intentional infliction of emotional distress, negligent and intentional misrepresentation, libel, slander, defamation, assault, battery, false imprisonment, invasion of privacy, fraudulent inducement, fraudulent concealment, constitutional violation, wrongful termination, or discharge; or any claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. section 621, et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), as amended Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a), 1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or under the California Labor Code and any other federal, state, or local laws, ordinances, regulations, or orders which may have afforded any legal or equitable causes of action of any nature; and/or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Agreement.

8.Exclusions from General Release. Notwithstanding the generality of Section 7, Employee does not release the following claims and rights:
(a)	Employee’s rights under this Agreement;
(b)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(c)	claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or comparable state law known; and
(d)	Any other right that may not be released by private agreement.

(collectively, the “Employee Unreleased Claims”).

9. Unknown Claims. Employee waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Employee Unreleased Claims.  Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF

KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY

AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.

10. Review and Consideration of Release. Employee understands that under the Older Workers Benefit Protection Act, Employee has a right to review and revoke this agreement as follows.  Employee agrees and acknowledges that this Agreement includes a waiver and release of all claims that Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(a)	This Agreement is written in a manner calculated to be understood by Employee and Employee understands it.
(b)	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee sign this Agreement.
(c)	This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.
(d)	Employee is hereby advised that Employee has a right to and should consult an attorney before signing this Agreement.
(e)	Employee has been granted forty-five (45) days after receiving this Agreement to decide whether or not to sign this Agreement. If Employee signs this Agreement prior to the expiration of the forty-five (45) day period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and Employee thereby waives the remainder of the forty-five (45) day period.
(f)	Employee has the right to revoke this Agreement within seven (7) days of signing this Agreement, and this Agreement shall not be enforceable or effective until the expiration of that period. In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and Employee will not be entitled to the Severance Benefits. If Employee wishes to revoke this Agreement, Employee must deliver written notice stating Employee’s intent to revoke this Agreement to HR/LEGAL, Knightscope, Inc. at the Company’s office located at 1070 Terra Bella Ave., Mountain View, CA 94043 on or before 5:00 p.m. on the seventh (7th) Day after the date on which Employee signed this Agreement. The “Effective Date” of this Agreement shall be the eight (8th) day after it is signed provided it is not revoked.
11.Non-Disparagement.  Subject to Section 14, to the maximum extent permitted by applicable law, Employee agrees not to make disparaging remarks, comments, or statements about the Company or Employee Released Parties, including, without limitation, the Company’s employees, agents, representatives, officers, directors, investors, or products or services.

12.Covenant Not To Sue. Employee represents and covenants that

Employee has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Employee Released Parties.  Employee further acknowledges that Employee does not have any injury for which Employee would be entitled to workers’ compensation benefits, which claim has not been made as of the date of Employee’s signature.  Except to the extent that such waiver is precluded by law, Employee further promises and agrees that Employee will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Employee participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Employee Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law.

13.No Assignment. Employee represents and warrants that Employee has made no assignment or other transfer, and covenants that Employee will make no assignment or other transfer, of any interest in any Claim which Employee may have against the Employee Released Parties, or any of them.

14.Protected Rights.  Nothing in this Agreement prevents Employee from filing a charge or complaint with, communicating with or voluntarily participating in any investigation or proceeding conducted by any federal, state or local government agency charged with the enforcement of any laws.  Further, nothing in this Agreement shall be construed to interfere with (i) Employee’s ability to communicate directly or voluntarily with, any government agency, including but not limited to the United States Securities and Exchange Commission, the United States Equal Employment Opportunity Commission or the National Labor Relations Board including providing documents or other information to, any such agency, and receiving awards form such agencies;  or (ii) Employee’s ability to provide truthful testimony in any court, administrative agency and/or arbitration proceeding, including my right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

However, by signing this Agreement, Employee understands that Employee is waiving

Employee’s right to receive individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any such charge or complaint, whether filed by Employee or any other person, except where such a waiver is prohibited and except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.  Further, Employee’s participation in an investigation or other legal matter may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA).  The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public.  Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

15.No Presumption Against Drafter. Employee and the Company

understand that this Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

16.Entire Agreement. Employee and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject matter; provided however, that this Agreement shall not limit, modify or supersede Employee’s obligations under any agreement between Employee and the Company providing for confidentiality and non-use of information belonging to the Company or any of its affiliates, for the prohibition of use of the intellectual property and other assets of the Company or any of its affiliates, disclosing private or personal information, or prohibiting the solicitation of the employees of the Company or any of its affiliates.  No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized representative of the Company.
17.Headings. The headings in this Agreement are for convenience only and are not intended to convey or limit any rights or create any obligations under this Agreement.

18.No Reliance. Employee and the Company acknowledge that each of them is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Employee Released Parties or Employee, and that Employee and the Company are not relying on any other representations or statements whatsoever of any of the Employee Released Parties or Employee as an inducement to enter into this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

SIGN AND RETURN THIS AGREEMENT NO SOONER THAN THE SEPARATION DATE, AND NO LATER THAN TWENTY ONE DAYS AFTER THE SEPARATION DATE.

EMPLOYEE

DATED: _January 7, 2025_____________________	_/s/ Stacy Stephens___________________________ Stacy Stephens KNIGHTSCOPE, INC.

DATED: __January 7, 2025____________________	/s/ William Santana Li
Name: William Santana Li
Title: Chief Executive Officer